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                                                          Exhibit 10
                                                          PAGE 1  of  1


    MINE SAFETY APPLIANCES COMPANY
    BOARD OF DIRECTORS' MEETING - APRIL 24, 1984
    Pages 2427 and 2428



    RESOLVED, That the unfunded supplemental benefit account established for Mr. Milton G. Hulme, Jr., at the organizational meeting held April 25, 1983, be revoked and in its place the Company hereby establishes an unfunded supplemental benefit account for all present and future officers of the Company which shall provide said officers with pension and/or retirement benefits they would otherwise have received under the terms of the Company's Non-Contributory Pension Plan and Retirement Savings Plan but for the limitation of such benefits by Section 415 of the Internal Revenue, such benefits to be equal to the sum of:

    (a) the difference between the amount which would have been payable to them under the benefit formula of the Company's Pension Plan and the benefit limitations of Internal Revenue Code Section 415; and

    (b) the amount which would have been contributed from time to time to the Company's Retirement Savings Plan for their benefit but was not so contributed by reason of the contribution limitations of Code Section 415, such amounts to be adjusted from time to time to reflect the earnings and any gains or losses which would have accrued on such contributions; and

    RESOLVED FURTHER, That each such benefit shall be payable to said officers (or their beneficiaries) at such time and in such manner as would otherwise have been the case and that any such payments shall be purely unfunded contractual obligations of the Company, payable solely from the general assets of the Company and not from any trust or other separate account.